CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report dated June 20, 2018 on the financial statements and financial highlights of Monongahela All Cap Value Fund, a series of shares of beneficial interest in Forum Funds. Such financial statements and financial highlights appear in the April 30, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP
Philadelphia, Pennsylvania
August 22, 2018